Exhibit 5.1

[ARENDT & MEDERNACH LETTERHEAD]

Board of Directors and shareholders of GFI Software S.A. 7A rue Robert Stümper, L-2557 Luxembourg

Luxembourg, November 2, 2012

GFI Software S.A. — F-1 Registration Statement — Validity of Shares

Dear Madam, dear Sir,

We are lawyers admitted to practice under the laws of Luxembourg. We are acting as Luxembourg counsel to GFI Software S.A., a société anonyme incorporated under the laws of Luxembourg having its registered office at 7A rue Robert Stümper, L - 2557 Luxembourg and which is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 147127 (the “Company”), in connection with the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the offering by the Company of a certain number of common shares, with a nominal value of EUR 0.01 each (the “New Shares”), and by the selling shareholders identified in the Registration Statement of a certain number of common shares, with a nominal value of EUR 0.01 each (the “Existing Shares”) (the “Transaction”).

In arriving at the opinions expressed below, we have examined and relied on the corporate documents identified in Appendix A hereto.

For the purpose of this opinion we have assumed that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings, as amended, the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and that all statements of facts and valuations were true, accurate complete and up-to-date on the date of the relevant document. We have further assumed that the Luxembourg officiating notary before whom the Company was incorporated and its articles of association were amended has respected and fulfilled all the obligations and checks incumbent upon him in his quality of public officer (officier public).

This opinion is confined to Luxembourg law and given on the basis that it will be governed by and construed in accordance with Luxembourg law and will be exclusively subject to

Luxembourg jurisdiction. We express no opinion with regard to any system of law other than Luxembourg law.

On the basis of the foregoing and subject to any factual matters, documents or events not disclosed to us, we are of the opinion that:

1)                                                                  The Company is a société anonyme, incorporated before a Luxembourg notary for an unlimited duration and existing under Luxembourg law.

2)                                                                  That the Existing Shares of the Company have been validly issued, fully paid up and are non-assessable (non-assessable meaning a shareholder is not liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

3)                                                                  That the New Shares, once duly subscribed to, fully paid up and issued by the board of directors in accordance with the draft minutes of the meeting of the board of directors of the Company referred to under item 17 in Appendix A, will be validly issued, fully paid up and non-assessable.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This Opinion may, therefore, only be relied on upon the express condition that any issues of interpretation or liability arising thereunder will be governed by Luxembourg law and be brought before a court in Luxembourg.

This opinion speaks as of the date hereof and no obligation is assumed to update this opinion occurring after the date hereof.

This opinion is rendered solely to the addressees for the purpose of the Transaction herein referred to. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ A. Olliges
Arendt & Medernach
By : Alexander Olliges

APPENDIX A — CORPORATE DOCUMENTS

1.                                       A scanned copy of the articles of incorporation of the Company as of June 10, 2009.

2.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated July 23, 2009.

3.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholder of the Company dated July 29, 2009.

4.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholder of the Company dated November 17, 2009.

5.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated November 3, 2010 with respect to the capital increase.

6.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated November 3, 2010 with respect to the merger approval.

7.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated November 19, 2010.

8.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated February 9, 2011.

9.                                       A scanned copy of the minutes of the extraordinary general meeting of the shareholders of the Company dated July 15, 2011.

10.                                 A scanned copy of the minutes of the extraordinary general meeting of shareholders of the Company dated July 27, 2011.

11.                                 A scanned copy of the minutes of the extraordinary general meeting of shareholders of the Company dated November 9, 2011.

12.                                 A scanned copy of the deed of rectification of the Company dated November 15, 2011.

13.                                 A scanned copy of the minutes of the extraordinary general meeting of shareholders of the Company dated January 31, 2012.

14.                                 A scanned copy of the minutes of the extraordinary general meeting of shareholders of the Company dated July 31, 2012.

15.                                 A scanned copy of the minutes of the extraordinary general meeting of shareholders of the Company dated October 24, 2012.

16.                                 A copy of the consolidated articles of association of the Company dated October 24, 2012.

17.                                 The draft minutes of the meeting of the board of directors of the Company relating to the issue of the New Shares.

18.                                 A certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated November 2, 2012 and issued by the Luxembourg Trade and Companies Register in relation to the Company.